Exhibit 99.1

FILED: NEW YORK COUNTY CLERK 12/31/2013	INDEX NO. 650001/2014

NYSCEF DOC. NO. 2	RECEIVED NYSCEF: 12/31/2013

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK
IRA GAINES, IG HOLDINGS, INC. and IRA J. GAINES REVOCABLE TRUST dated 11/24/04, individually and on behalf of all others similarly situated,	Index No.

Plaintiffs,	CLASS ACTION COMPLAINT

- against -	Jury Trial Demanded

CORPORATE PROPERTY ASSOCIATES 16-GLOBAL INCORPORATED, W.P. CAREY INC., WPC REIT MERGER SUB INC., MARSHALL E. BLUME, ELIZABETH P. MUNSON, RICHARD J. PINOLA, JAMES D. PRICE and TREVOR P. BOND,

Defendants.

INTRODUCTION

Plaintiffs, Ira Gaines, IG Holdings Inc., and Ira J. Gaines Revocable Trust dated 11/24/04, allege on information and belief, except for those allegations which pertain to plaintiffs which are alleged upon personal knowledge, as follows:

JURISDICTION AND VENUE

1.         This Court has jurisdiction over each defendant named herein. Corporate Property Associates 16-Global Incorporated (“CORP 16” or the “Fund”) maintains its principal executive offices in New York County, all other Individual Defendants are officers and/or directors of CORP 16 and conduct business within the State of New York with sufficient minimum contacts with New York so as to render the exercise of jurisdiction by the courts of this State permissible under traditional notions of fair play and substantial justice.

2.            Venue is proper in this Court because one or more of the defendants either resides in or maintains its principal executive offices in New York County, a substantial portion of the transactions and wrongs complained of herein, including the defendants’ primary participation in the wrongful acts detailed herein as well as aiding and abetting in violation of fiduciary duties owed to CORP 16 shareholders, occurred in New York County, and defendants have received substantial compensation in New York County for doing business here and engaging in numerous activities that had an effect in this County.

THE PARTIES

3.            Plaintiffs are and have been at all relevant times the owner of the common stock of CORP 16. This action (“Action”) arises from the proposed acquisition of CORP 16 by W.P. Carey Inc. (“Carey”) pursuant to which CORP 16 shareholders will receive Carey stock (“Transaction”). The Transaction is unfair, and is being effectuated pursuant to a materially false and misleading Joint Proxy/Prospectus contained in an amendment 2 to Form S-4 which went effective on or about November 26, 2013 (the “Proxy Statement”).

4.            Defendant CORP 16 is a publicly-owned, non-listed real estate investment trust (“REIT”) organized and existing under the laws of the State of Maryland and headquartered at 50 Rockefeller Plaza, New York, New York 10020 which was formed by Carey. CORP 16 primarily invests in commercial properties leased to companies domestically and internationally. As of November 25, 2013, CORP 16 had issued and outstanding 206,300,073 shares of common stock. CORP 16 has approximately 29 joint ventures with Carey, and 17 joint ventures with Corporate Property Associates 17, another Carey sponsored and managed fund, such that it is likely that any transaction with CORP 16 would have needed Carey’s approval at least for those properties. These joint ventures, and the fact that Carey’s subsidiaries provided management to

CORP 16, gave it superior access to information about the Fund and the value of its properties of which it could take advantage in any negotiation.

5.            Defendant W.P. Carey Inc. (“Carey”) is a publicly-traded REIT organized and existing under the laws of the State of Maryland and also headquartered at the same address of CORP 16, 50 Rockefeller Plaza, New York, New York 10020. According the Proxy Statement, Carey provides long-term net-lease financing via sale-leaseback and build-to-suit transactions for companies worldwide. Carey earns revenue principally by leasing the properties it owns to single corporate tenants primarily on a triple-net leased basis, which requires each tenant to pay substantially all of the costs of operating and maintaining the property. Carey also earns revenue as serving as the advisor to publicly-owned, non-listed REITS such as CORP 16. As of November 25, 2013, Carey had issued and outstanding 68,257,773 shares of common stock.

6.            Carey has been involved in rolling up its property funds for the past several years. In 2012, for instance, Carey merged with its Corporate Property Associates 15 fund to transform itself from an LLC into a publicly traded REIT. In 2011, Carey also caused CORP 16 to merge with its fund, Corporate Property Associates 14. The Transaction with CORP 16 is yet another step in Carey’s roll up plans.

7.            Defendant WPC REIT Merger Sub (“Merger Sub”) is an entity organized and existing under the laws of the State of Maryland and an indirect subsidiary of Carey formed to effectuate the Transaction.

8.            Defendant Marshall E. Blume (“Blume”) is and was at all relevant times a director of CORP 16. Blume has also served as a director of other Carey-advised REITS including Corporate Property Associates 14 and 15 (prior to its merger with Carey in September 2012).

9.            Defendant Elizabeth P. Munson (“Munson”) is and was at all relevant times a director of CORP 16. Munson has served as a director of other Carey-advised REITS including Corporate Property Associates 14, 15 and 17. Munson is also the Chairman of the Board of Directors of Rockefeller Trust Company, N.A. and President of The Rockefeller Trust Company (Delaware).

10.         Defendant Richard J. Pinola (“Pinola”) is and was at all relevant times a director of CORP 16. Pinola has served as a director of other Carey-advised REITS including Corporate Property Associates 14, 15 and 17.

11.         Defendant James D. Price (“Price”) is and has been at all relevant times a director of CORP 16. Price has served as a director of other Carey-advised REITS including Corporate Property Associates 14 and 17.

12.         Defendant Trevor P. Bond (“Bond”) is and has been at all relevant times the Chief Executive Officer and a director of CORP 16, as well as the President and Chief Executive Officer of Carey and Corporate Property Associates 17.

13.         The Individual Defendants named above in paragraphs 8 through 12 (the “Individual Defendants”), as officers and/or directors of Company owe the highest fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to plaintiff and the other members of the Class (as defined below). Under Maryland law, directors involved in negotiating a transaction are further charged with maximizing shareholder value.

CLASS ACTION ALLEGATIONS

14.         Plaintiffs bring this Action pursuant to NY CPLR, 901 et. seq., individually and on behalf of all other holders of the common stock of the CORP 16 (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with them and their successors in interest), who are or have been threatened with injury arising from defendants’ actions, as more fully described herein (the “Class”).

15.         This action is properly maintainable as a class action for the following reasons:

a)            The Class is so numerous that joinder of all members is impracticable. As of November 25, 2013, there were over 270 million shares of common stock of CORP 16 stock outstanding, likely held by hundreds, if not thousands, of beneficial owners.

b)            There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

i.             Whether defendants engaged in a plan and scheme to benefit themselves at the expense of the members of the Class.

ii.            Whether the process by which the Transaction was undertaken was tainted, and/or failed to maximize shareholder value.

iii.           Whether the defendants have fulfilled, and are capable of fulfilling, their fiduciary duties to plaintiffs and the other members of the Class, including their duties of entire fairness, fair dealing, loyalty, due care, and candor.

iv.           Whether defendants disclosed all material facts in connection with the challenged Transaction; and

v.            Whether plaintiffs and the other members of the Class would be irreparably damaged if defendants are not enjoined from the conduct described herein.

16.         The claims of plaintiffs are typical of the claims of the other members of the Class in that all members of the Class will be damaged alike by the wrongs complained of herein.

17.         Plaintiffs are committed to prosecuting this Action and have retained competent counsel experienced in litigation of this nature. Plaintiffs are adequate representatives of the Class.

18.         Defendants have acted and will continue to act on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding declaratory relief with respect to the Class as a whole.

BACKGROUND AND SUBSTANTIVE ALLEGATIONS

19.         CORP 16 was formed in 2003 and has, from the outset, been advised by Carey. CORP 16 has no employees. All the personnel who perform the day-to-day functions on behalf of CORP 16 are employed by Carey or its affiliates, including Carey Asset Management Corp. (“CAM”) and W.P. Carey & Co. B.V. (“Carey BV”). As of November 25, 2013, Carey owned 18.53% of CORP 16’s outstanding common stock, its single, largest shareholder.

20.         CORP 16 has a portfolio which consists of 477 properties substantially all of which are triple net-leased to 140 tenants in 13 countries. CORP 16 was formed to hold its investments for a number of years. In the early years of its existence, CORP 16 concentrated on making investments and maximizing cash flow from its properties with the intention of beginning consideration of liquidity events for its stockholders generally around 2013.

21.         Last year, on September 28, 2012, Carey merged with Corporate Property Associates 15, another company sponsored and advised by Carey, pursuant to which Carey acquired a portfolio of full or partial ownership interests in 305 properties, which totaled approximately 27 million square feet and had an occupancy rate of approximately 99%.

22.         On or about July 25, 2013, Carey announced in a press release that it had entered into a merger agreement (“Merger Agreement”) with CORP 16. Pursuant to the terms of the Merger Agreement, CORP 16 is to be merged into Carey, with each share of CORP 16 common stock converted into the stock of Carey pursuant to an exchange ratio based upon a value of $11.25 per share of CORP 16 and the volume weighted average trading price (“VWAP”) of Carey common stock for the five consecutive trading days ending on the third trading day preceding the closing of the transaction. The exchange ratio is subject to a 12% collar based on the VWAP of Carey common stock on July 22, 2013 and July 23, 2013, which results in an exchange ratio of not more than 0.1842 shares and not less than 0.1447 shares of Carey common stock for each share of CORP 16. The Transaction is valued at approximately $4 billion.

23.         Pursuant to the terms of the Merger Agreement, CORP 16 had a “go-shop” period which expired on August 24, 2013 “with no proposals or offers” for CORP 16. This result is hardly surprising given that Carey maintains effective control over the day-to-day affairs of CORP 16 and over its Board of Directors (“Board”), had superior, non-public information about CORP 16 and was in at least 29 joint ventures with CORP 16,

24.         The Proxy Statement filed with the SEC on November 26, 2013 demonstrates the conflicts, control and domination exercised by Carey over CORP 16 and the fundamental unfairness of both price and process in connection with the Transaction. Accordingly, as the Proxy Statement sets a special shareholder vote on January 24, 2014 for CORP 16 shareholders to vote upon the terms of the Transaction, injunctive relief is necessary.

25.         According to the Proxy Statement, CAM began considering possible liquidity alternatives for CORP 16 in the first quarter of 2013, including a sale of CORP 16 either in a single sale or series of transactions, listing of its shares on a national exchange or the acquisition of CORP 16 by another related entity, a third party or by Carey. The Proxy Statement does not disclose a full summary of the review of the alternatives and where management stood on each of these alternatives, including each alternatives’ risks and benefits, information which was provided to the Board of Directors of both CORP 16 and Carey on January 8 and 23, 2013, respectively.

26.         During that time period, and thereafter, CAM also held discussions with Carey’s Board of Directors, so that Carey too could consider various liquidity alternatives for CORP 16, and in particular the pro forma impact of a potential transaction on Carey with CORP 16.

27.         Before any fully-considered determination of the best possible course of action was made with respect to CORP 16, on March 13, 2013, the purportedly “independent” members of the Board of Directors of CORP 16 (Defendants Blume, Munson, Pinola and Price—all directors with a long history of working for Carey) met at the office of counsel to CORP 16 to discuss forming a “Special Committee” to evaluate possible liquidity events, “including a possible business combination involving [Carey]”. The Proxy Statement also indicates that the parties to this meeting also “interviewed several candidates to serve as financial adviser to the Special Committee anticipated to be formed”, but the Proxy Statement provides no explanation as to the criteria used to choose the candidates, or indeed, who chose the candidates.

28.         Shortly thereafter, on March 18, 2013, the Board received a letter from CAM (“CAM Letter”) requesting a meeting to discuss various liquidity alternatives.

29.         By March 27th, Carey and its own advisors were in discussions regarding Carey’s acquisition of CORP 16, among other things.

30.         The Special Committee was formally constituted on April 2, 2013 consisting of Blume, Munson, Pinola and Price, with the authority to negotiate the terms of any transaction. The Special Committee had this point had retained Pepper Hamilton LLP as its legal advisor and Barclays Capital Inc. (“Barclays”) as its financial advisor. During its first meeting on April 2, 2013, representatives from Carey (including Defendant Bond) joined the meeting to discuss with the Special Committee possible liquidity alternatives, but the Proxy Statement fails to disclose the substance of these discussions on April 2.

31.         From April 2, 2013 and thereafter, the Proxy Statement implicitly indicates that the Special Committee and Carey engaged in a series of discussions and meetings to iron out the terms of a merger between CORP 16 and Carey, and at least one meeting between Barclays and CAM members—members of Carey’s senior management. Indeed, there is no indication in the Proxy Statement that the Special Committee, on its own initiative or through its advisors, sought to consider other alternatives, including a sale to a third party or listing CORP 16 on a national exchange. The resolution establishing the Special Committee indicates that it was formed to evaluate “any transaction” but the only entity the Special Committee was in communication with was Carey.

32.         On May 2, 2013, Barclays provided its preliminary valuation of CORP 16 to the Special Committee. At this meeting, the participants decided to advise Carey that if they were prepared to “propose a potential liquidity alternative”, the Special Committee would receive and consider it although the Fund had yet to be shopped and the Special Committee and its advisors were only in the preliminary stages of their analysis. The Special Committee also instructed its legal counsel to draft a confidentiality agreement with Carey, but the Proxy Statement fails to disclose whether the final confidentiality agreement also contained a standstill agreement, which would be an appropriate provision in the event an agreement with Carey could not be reached. The confidentiality agreement was executed on May 16, 2013 (“Confidentiality Agreement”). The same day, Carey presented Barclays with a Preliminary Term Sheet for an exchange offer based upon a certain ratio which subsequently was rendered stale when the price of Carey stock dropped.

33.         In subsequent discussions, in June 2013, the Special Committee determined that any transaction with Carey should include a fixed price rather than a fixed ratio for an exchange of shares and identified $11.75 per share as the appropriate price subject to a 15% collar, and would later consider that a portion of the consideration should be paid in cash—all terms which went by the wayside although, as discussed below, the Fund received an expression of interest from another bidder.

34.         On June 19, 2013, the Special Committee received a letter from a third party (“Party A”) expressing interest in exploring a transaction pursuant to which Party A would acquire 100% of the common stock of CORP 16. Rather than use Party A as a negotiating tool and obtaining the best possible transaction, the Special Committee determined on June 24, 2013 to defer any discussion with Party A, “given the focus on obtaining value and certainty” with Carey. Accordingly, counsel to the Special Committee thereafter sent a letter to Party A informing it that the Special Committee was not in a position to engage in any discussions but would advise Party A, if and when that position changed.

35.         In early July 2013, Carey indicated that it would not increase its price beyond $11.25 per share, and that it would consider only a 12% collar, less than that which the Special Committee considered necessary in order to decrease the risk of the any transaction with Carey.

36.         During a meeting on July 15, 2013 during which a draft merger agreement with Carey was being considered, the Venable LLP law firm (counsel to the Special Committee with respect to Maryland law) informed the Special Committee of their obligations under Maryland law and the Fund’s charter –well after the bulk of the negotiations had been completed.

37.         On July 25, 2013 the Special Committee, and subsequently the Board with defendant Bond abstaining, approved the terms of the Transaction.

38.         A “go shop” period was held for 30 days thereafter. An entity denominated as “Party B” expressed interest in making an offer subject to a waiver from Carey relating to certain agreements, which Carey refused to grant. It also received an expression of interest from an entity denominated as “Party A-1”, (an entity affiliated with Party A) which offer was conditioned upon Carey waiving certain contractual payments, totaling $75 million, which Carey again refused to grant or to negotiate.

39.         Given Carey’s control over the go shop process, and its refusal to negotiate or waive any provisions which might have resulted in a more robust shopping process, and a potential competing bid, on August 25, 2013, Barclays reported that no offers or competing proposals had been received.

The Information Provided in the Proxy Statement to Stockholders

Is Materially Deficient and Contains Material Omissions

40.         In addition to the omissions set forth above in paragraphs 27, 30 and 32, the Proxy Statement contains numerous other material deficiencies.

41.         The Proxy Statement fails to disclose the value of synergies and the “future business strategy” of Carey, despite the fact that the Special Committee considered them on various occasions, including the meeting held on July 15, 2013.

42.         The Proxy Statement has an abbreviated version of certain projected financial information for both CORP 16 and Carey for periods between 2013 and 2017, specifically EBITDA as adjusted, Funds From Operation (“FFO”) and Adjusted Funds from Operations (“AFFO”). However, shareholders were not provided with unlevered free cash flow, a critical metric and one upon which the financial advisors to CORP 16 and Carey relied upon in their respective financial analyses. Moreover, the line items supplied in the Proxy Statement are insufficient to derive a “back of the envelope” calculation of free cash flow in order to run a traditional discounted cash flow analysis, which is used to derive a valuation of an asset by calculating the “present value” of estimated free cash flows. Indeed, given the nature of the industry that both companies are in, metrics such as tax rate, depreciation and amortization become all that much more critical. While EBITDA may sometimes be a proxy for free cash flow, as the Proxy Statement acknowledges, certain adjustments were made by Carey management. Accordingly, a fair summary of the projections relied upon by both Bank of America Merrill Lynch (“BofA”), advisor to Carey, and Barclays, which were in turn relied upon by the Board of CORP 16 in recommending that shareholders vote in favor of the Transaction, must be disclosed.

43.         Additionally, the Proxy Statement indicates that Barclays was provided with certain financial projections of CORP 16 and Carey, “as approved for Barclays’ use” by CORP 16 and Carey, which language is not contained in the summary of BofA’s financial analyses and suggests that the projections provided to Barclays may have differed from those provided to BofA, or may not have been complete. The Proxy Statement must be corrected to explain this critical distinction.

44.         The Proxy Statement fails to disclose the observed metrics for the selected companies in BofA’s Global Selected Companies Analysis Relative to W.P. Carey Selected Companies Analysis and Global Selected Precedent Transactions Analysis, as well as Barclays’ Selected Publicly Traded Company Analysis, Selected Precedent Transaction Analysis and Net Asset Value Analysis.

45.         In the Selected Publicly Traded Company Analysis, Barclays reviewed and compared data relating to seven companies deemed comparable to the Fund and calculated the multiples for estimated funds from operations per share (“FFO”) and estimated adjusted funds from operations per share (“AFFO”). The mean and median FFO multiples were 16.5x and 16.3x while the mean and median AFFO multiples were 15.9x and 16.9x. However, Barclays “selected” an FFO multiple range of 12.0-15.0x and an AFFO multiple range of 11.0-14.5x without disclosing why it discounted the mean and median of the identified peer group. Without any such explanation, shareholders will be unable to determine why the applied ranges do not resemble the ranges that resulted from the underlying analysis and thus cannot properly determine whether the analysis is reliable.

46.         On the other hand, while the applied multiple range trended high as applied to the Fund, it did just the opposite as applied to Carey. Again, without explanation. While the mean and median FFO multiples were 14.8x and 13.5x and the mean and median AFFO multiples were 15.6x and 16.6x, the corresponding applied ranges were 17.0-21.0x and 15.0-19.0x. Without any explanation regarding why the applied rangers are so drastically different from the results of the underlying analysis, shareholders will be unable to determine why the applied ranges do not resemble the ranges that resulted from the underlying analysis and thus cannot properly determine whether the analysis is reliable.

47.         In the Global Selected Companies Analysis Relative to W. P. Carey Selected Companies Analysis, BofA calculated mean and median EBITDA multiples of 17.0x and 18.1x and mean and median AFFO multiples of 15.5x and 16.0x for nine comparable public REITS. However, BofA applied a “selected” range of EBITDA and AFFO multiples of 15.5x to 17.5x and 13.0x to 16.0x, respectively. Again, the Proxy Statement fails to disclose the rationale for discounting the multiples that resulted from the underlying analysis.

48.         In the Selected Precedent Transactions Analysis, Barclays identified seven transactions it deemed similar to the Transaction. However, the Proxy Statement fails to disclose the AFFO multiples for the individual transactions. Similarly, in BofA’s Global Selected Precedent Transactions Analysis, the Proxy Statement fails to disclose the AFFO multiples for each of the individual transactions. This data would be particularly relevant to demonstrate the AFFO multiples for each similar transaction (some of which are more similar than others and in fact include Carey and the Fund). Additionally, the mean and median AFFO multiples were 14.3x and 14.7x, yet again Barclays “selected” to apply multiples of 11.0-13.5x to the Fund without disclosing why it discounted the range. An explanation regarding the reasoning for applying this range is necessary to allow shareholders to properly determine whether the analysis is reliable.

49.         The Proxy Statement fails to disclose the cash flows used by BofA in its Global Discounted Cash Flow Analysis Relative to W.P. Carey Discounted Cash Flow Analysis, as well as the basis for BofA’s selection of terminal value multiple and discount rates. Without disclosure of this information, shareholders are unable to determine whether the selection of key inputs of this essential analysis is anything more than arbitrary and thus whether the analysis should be relied upon.

50.         Barclays’ Discounted Cash Flow Analysis is similarly deficient, in that there is no indication of the cash flows used by Barclays to prepare its analysis or any indication of the basis for the selection of terminal values or discount rates selected.

51.         In Barclays’ Discounted Cash Flow Analysis, the cash flows and terminal value were discounted to December 31, 2012, despite the fact that the presentation to the Special Committee was in July 2013. Without anything further, shareholders cannot determine the underlying reasons for not discounting the cash flows and terminal value to a more appropriate and relevant date, such as mid-year 2013.

52.         The appraisal of the properties in the CORP 16 portfolio is also a critical aspect of value. The last appraisal prepared by Robert A. Stanger & Co., Inc. (“Stanger”) for the year ended December 31, 2012 should be updated prior to the January 24, 2014 vote on the Transaction, and provided to CORP 16 shareholders in full or summary form. Indeed, the Fund sold twelve properties in the first six months of 2013, yet the Proxy Statement fails to disclose any discussion of whether and, if so, how, those sales affected the Stanger appraisal.

53.         Moreover, CORP 16 is not publicly traded. There are no reports available from analysts covering the security like there are for publicly-traded REITs. Therefore, proxy statement disclosures are even more essential here than in other cases. Because there do not exist any public analyst projections, published target prices, or historical market prices for CORP 16 against which to compare the offer, the Proxy Statement must provide shareholders with adequate disclosure so they can properly analyze whether the Transaction is in their best interest. Without such disclosure, shareholders are left to simply rely upon the provided result and apparent bottom-line without any opportunity to determine for themselves whether the Transaction does what it purports to do and offers shareholders an opportunity to maximize realized value.

54.         Without correction and supplementation of the items identified above, the vote will be procured by incomplete and misleading information.

The Process is Fraught with Conflicts

55.         While the Special Committee was empowered to consider any transaction, there were a number of alternatives that were available to CORP 16. The failure to fully explore all alternatives constitutes a breach of fiduciary duty.

56.         The Special Committee is a sham. Each member served on other boards advised and managed by Carey for which they were compensated by Carey, and on which the other members of the Special Committee also served.

57.         The Special Committee was advised by Barclays. A review of Barclays’ work for Carey over the last few years as set forth in the Proxy Statement shows that Barclays may not be impartial. Indeed, Barclays expects to do additional work for Carey in the future and is currently in discussions with Carey regarding the potential refinancing of certain credit facilities.

The Price In The Merger Is Unfair

58.         Barclays’ own analysis demonstrates that the price implied in the Transaction is unfair. The range of value derived by Barclays in its Discounted Cash Flow Analysis is $7.92-11.24, below the implied price of $11.25 offered in the Transaction. And that is based upon projected financial information that may or may not be the same as that provided to BofA as set forth in paragraph 43.

59.         The analysis performed by BofA confirms the unfairness of the Transaction to CORP 16. Several of BofA’s analyses indicate that the implied value of CORP 16 is over $13 per share, and that implied per equity value for Carey is as low as $51.50 per share. In particular, BofA’s Relative Contribution Analysis indicates that the implied exchange ratio is 0.1807x to 0.2594x which is more than the 0.1661x ratio that is being offered in the Transaction. BofA’s Discounted Cash Flow Analysis similarly confirms that Carey is obtaining CORP 16 at a bargain price.

60.         Moreover, BofA’s Selected Precedent Transaction Analysis shows that the implied range of values for CORP 16 is as high as $13.00 per share, and thus that Carey is paying far less than it could have, which demonstrates that the Special Committee failed to maximize shareholder value.

COUNT I
BREACH OF FIDUCIARY DUTY

61.         Plaintiffs repeat and reallege paragraphs 1 through 54 as if fully set forth herein.

62.         By virtue of their positions, the Individual Defendants are in a fiduciary relationship with plaintiffs and other stockholders of CORP 16 and owe them the highest obligations of good faith, due care, loyalty and full and accurate disclosure.

63.         The Individual Defendants’ duty of care includes the duty to determine whether stockholders are receiving fair value. By failing to fully explore all options, and perform a market check prior to entering into the Merger Agreement, the Individual Defendants breached fiduciary duties.

64.         The Individual Defendants are obligated not to favor their own, or Carey’s pecuniary interests over those of the public stockholders, and to maximize shareholder value.

65.         The Individual Defendants completely abdicated their duty by conducting an unfair process: the process was tainted by the conflicts between members of the Special Committee and Carey, the failure of the Special Committee to attempt to negotiate on price by ignoring both party A, and later during the go shop, Party B, and failing to cause Carey to waive certain restrictions during the go shop in order to encourage Party B and Party A-1, as well as the conflicts on the part of the Special Committee advisor--in short, the complete breakdown of a process that the Special Committee in the first instance was entrusted to oversee.

66.         As set forth above, the Proxy Statement is materially false and/ or misleading as detailed in paragraphs 27, 30, 32 and 40 through 47.

COUNT II

AIDING AND ABETTING BY CAREY, MERGER SUB AND CORP 16

67.         Plaintiffs repeat and reallege the allegations in paragraphs 1 through 60 above as if fully set forth herein.

68.         Carey, Merger Sub and CORP 16 knowingly participated in the Individual Defendants’ breaches of fiduciary duty described above. Indeed, Carey exercised domination and control over the Board of CORP 16, having selected them to serve on the Board, provided them with additional perquisites in the form of seats on other boards of directors. As such, these defendants knowingly rendered substantial assistance to the Individual Defendants’ breaches of fiduciary duty.

69.         Plaintiffs and the Class have no adequate remedy at law.

WHEREFORE, plaintiffs demands judgment as follows:

A.           Declaring this to be a proper class action and naming plaintiffs as Class representatives;

B.           Ordering defendants to issue supplemental disclosures as set forth herein;

C.           In the event the Transaction is consummated, rescinding the Transaction and awarding rescissory damages;

D.           Ordering defendants to pay to plaintiffs and to other members of the Class all damages suffered and to be suffered by them as the result of the acts and transactions alleged herein;

E.           Awarding plaintiffs the costs and disbursements of the action including allowances for plaintiffs’ reasonable attorneys’ and experts’ fees; and

F.            Granting such other and further relief as may be just and proper.

JURY DEMAND

Plaintiffs hereby demand a trial by jury on all such issues so triable.

Dated: December 31, 2013	GRANT LAW FIRM PLLC

	By:	/s/ Lynda Grant
Lynda Grant
lgrant@grantfirm.com
521 Fifth Avenue, 17th Floor
New York, NY 10175
Telephone: (212) 292-4441
Facsimile: (212) 292-4442

KOMLOSSY LAW, P.A.
Emily C. Komlossy
eck@komlossylaw.com
Ross A. Appel
raa@komlossylaw.com
2131 Hollywood Blvd., Suite 408
Hollywood, FL 33020
Telephone: (954) 842-2021
Facsimile: (954) 416-6223

Attorneys for Plaintiffs